Exhibit 99

CyberOptics Expects To Exceed Fourth Quarter Revenue Guidance
With Preliminary Sales Of Approximately $11.0 Million

Strong Order Bookings In Fourth Quarter of 2003
Result In Increased Backlog

Minneapolis, MN—January 20, 2004—CyberOptics Corporation today said it expects to report sales of approximately $11.0 million for the fourth quarter of 2003 ended December 31, up from the prior forecast of $9.5 to $10.0 million as reported in its third quarter earnings release on October 30. The Company said these preliminary results are subject to the completion of its year-end audit.

The preliminary sales results represent sequential growth from third quarter sales of $10.5 million and a more than 60% increase from sales of $6.7 million in the fourth quarter of 2002. CyberOptics said its fourth quarter order rate was strong, resulting in a book-to-bill ratio in excess of 1.00.

The Company said that all product lines, including SMT alignment sensors, SMT inspection systems and semiconductor products, attained fourth quarter sales in excess of planned levels, reflecting continued strengthening of the global electronics market as well as CyberOptics’ ability to meet customer demand with new and improved products.

CyberOptics also announced it expects to incur restructuring and related charges of approximately $700,000 in the fourth quarter, up from the previously-reported estimate of $300,000, which was related primarily to the downsizing of its U.K. facility. The increased restructuring charge is attributable to the fourth quarter decision to also downsize CyberOptics’ Minneapolis facility.

CyberOptics expects to issue its fourth quarter and full-year 2003 financial results during the third week of February.

About CyberOptics
CyberOptics Corporation, a recognized worldwide leader in optical technology, designs and manufactures a growing range of yield and through-put enhancement tools for the SMT electronic assembly equipment and semiconductor fabrication equipment markets.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries, the level of orders from our OEM customers, the timing and commercial success of new product introductions, the effect of world events on our sales, the majority of which are from foreign customers, product introductions and pricing by our competitors, and other factors set forth in the Company’s filings with the Securities and Exchange Commission

#      #      #

For additional information, contact:
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/261-2210